UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 1, 2005

Intra-Asia Entertainment Corporation (Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	333-75297 (Commission file number)	87-0616524 (IRS Employer Identification No.)

1111 Corporate Center Road, Suite 203B Monterey Park, CA 91754 (Address of principal executive offices)

(323) 261-0078 (Registrant's telephone number, including area code)

Not Applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_|	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
|_|	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
|_|	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
|_|	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Effective December 1, 2005, Jun Yin resigned as director, and Duo Wang resigned as director and Chief Financial Officer, of Intra-Asia Entertainment Corporation.

          We appointed our Chief Executive Officer, Xiaofang Ji, 45, to fill the directorship vacated by Mr. Yin and to act as Chairman of the Board. Ms. Ji has served as our Chief Executive Officer since September 1, 2005. Since April 2001, Ms. Ji has served as Chairman and President of Beijing SWT Optical Communication Technology Co., LTD., a Sino-foreign joint venture headquartered in Beijing, China engaged in research and development, manufacturing and distribution of optical communication components. Prior to her position with Beijing SWT Optical Communication Technology Co., LTD., Ms. Ji served as Vice President of Weicheng International Inc. and Chairman of several Hong Kong-based companies. We have not entered into an employment agreement with Ms. Ji. Effective December 1, 2005, Ms. Ji will receive an annual salary of $100,000 and is eligible to receive certain performance bonuses from us.

          We appointed Mr. Leliang Zhang, 35, to fill the directorship vacated by Mr. Wang and to act as our Chief Financial Officer. Mr. Zhang has served as Controller of Oriental Intra-Asia (China) Entertainment Co. since June 2004. He also served as Controller of Shandong Baorui Company from December 2002 to May 2004 and Manager of the Finance Department of Weifang Yuanfei Hotel from September 1997 to November 2002. We have not entered into an employment agreement with Mr. Zhang. Our affiliate, Oriental Intra-Asia (China) Entertainment Co., will compensate Mr. Zhang the equivalent of U.S. $40,000 annually for his services as our Chief Financial Officer. Mr. Zhang is also eligible to receive certain performance bonuses from us.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Intra-Asia Entertainment Corporation

DATED: December 7, 2005	/s/ XIAOFANG JI
Xiaofang Ji, Chief Executive Officer